Exhibit 99.0

For Immediate Release January 12, 2005	Contact: Leigh Manganaro (973) 802-2132

PRUDENTIAL ELECTS GORDON M. BETHUNE TO BOARD OF DIRECTORS

NEWARK, N.J. — Prudential Financial, Inc. (NYSE:PRU) announced today that its Board of Directors has elected Gordon M. Bethune to the Board, effective February 1, 2005.

Bethune served as chairman and chief executive officer for Continental Airlines, Inc., before retiring in December 2004. He began his career at the airline as president and chief operating officer in February 1994, and was named chief executive officer in November of that year. He was elected Chairman of the Board in 1996.

Prior to joining Continental, Bethune held positions at The Boeing Company where he was vice president and general manager of the Commercial Airplane Group’s Renton Division responsible for the B737 and B757 airplanes. He also served as vice president and general manager of the Customer Services Division.

Prior to joining Boeing, Bethune held senior leadership positions for several airlines including, Piedmont Aviation, Inc., Western Air Lines, and Braniff Airways. He has also served as a U.S. Navy aircraft maintenance officer.

Bethune serves on the Boards of Honeywell International, Willis Group Holdings and Sprint. He holds a bachelor of science degree from Abilene Christian University and is a 1992 graduate of Harvard Business School’s Advanced Management Program.

Prudential Financial companies, with approximately $470 billion in total assets under management as of September 30, 2004, serve individual and institutional customers worldwide and include The Prudential Insurance Company of America, one of the largest life insurance companies in the United States. These companies offer a variety of products and services, including life insurance, mutual funds, annuities, pension and retirement related services and administration, asset management, securities brokerage, banking and trust services, real estate brokerage franchises and relocation services. For more information, visit www.prudential.com.